Exhibit 99.1

Nurix Therapeutics Announces $250.0 Million Registered Offering of Common Stock

SAN FRANCISCO, October 22, 2025 – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines in oncology and autoimmune disease, today announced the pricing of its underwritten registered offering of 24,485,799 shares of its common stock at a price of $10.21 per share. The gross proceeds to Nurix from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by Nurix, are expected to be $250.0 million. The offering is expected to close on or about October 23, 2025, subject to the satisfaction of customary closing conditions. All of the securities are being offered by Nurix.

The offering includes participation from both new and existing investors including General Atlantic, Redmile Group, Braidwell LP, Deep Track Capital, Perceptive Advisors, Trails Edge Capital Partners and Vestal Point Capital, as well as other healthcare-dedicated funds.

J.P. Morgan Securities LLC, Jefferies LLC and Stifel, Nicolaus & Company, Incorporated are acting as joint book-running managers for the offering. Oppenheimer & Co. Inc. and Robert W. Baird & Co. Incorporated are acting as lead managers for the offering.

Nurix currently intends to use any net proceeds from this offering primarily to fund clinical development of its drug candidates, including the clinical development of bexobrutideg (NX-5948) in chronic lymphocytic leukemia (CLL) and for the exploration of potential autoimmune indications, to fund research and development activities to expand its pipeline and for working capital and general corporate purposes.

The offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-280117) that was previously filed by Nurix with the Securities and Exchange Commission (“SEC”) and declared effective on June 11, 2024. A prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. A copy of the prospectus supplement relating to the offering, when available, may be obtained from: J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at (877) 821-7388, or via email at Prospectus_Department@Jefferies.com; or Stifel, Nicolaus & Company, Incorporated, Attention: Prospectus Department, One Montgomery Street, Suite 3700, San Francisco, CA 94104, by telephone at (415) 364-2720, or via email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Nurix, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Nurix Therapeutics, Inc.

Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and autoimmune diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, to treat chronic lymphocytic leukemia (CLL) and potential autoimmune indications, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of a preclinical stage degrader of STAT6 in collaboration with Sanofi, a clinical stage degrader of IRAK4 in collaboration with Gilead, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the satisfaction of customary closing conditions related to the offering and sale of its securities, the expected gross proceeds and timing of completion of the offering and the expected use of proceeds, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks identified in Nurix’s filings with the SEC and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Nurix’s results of operations, which would, in turn, have a significant and adverse impact on Nurix’s stock price. Nurix cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Nurix undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Kris Fortner

Nurix Therapeutics

ir@nurixtx.com

Elizabeth Wolffe, Ph.D

Wheelhouse Life Science Advisors

lwolffe@wheelhouselsa.com

Media Contact:

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com